UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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KEY TECHNOLOGY

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL 1
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
PROPOSAL 2
OTHER BUSINESS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
APPENDIX A
AUDIT COMMITTEE CHARTER

150 Avery Street
Walla Walla, Washington 99362

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 4, 2009

To our Shareholders:
          The 2009 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Wednesday, February 4, 2009 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, for the following purposes:
1.	To elect three directors of the Company;

2.	To ratify the selection of the independent registered public accountants for fiscal 2009; and

3.	To transact such other business as may properly come before the Annual Meeting.
          Only holders of record of the Company’s Common Stock at the close of business on December 5, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.
By order of the Board of Directors,
Ronald L. Greenman
Secretary
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
Walla Walla, Washington
January 5, 2009

150 Avery Street
Walla Walla, Washington 99362

PROXY STATEMENT
2009 Annual Meeting of Shareholders

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key Technology, Inc. (the “Company”) of proxies to be voted at the 2009 Annual Meeting of Shareholders of the Company to be held beginning at 8:00 a.m. on Wednesday, February 4, 2009 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given by registered shareholders, shares will be voted for the nominees for election as director and for the ratification of the selection of the independent registered public accountants. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. American Stock Transfer & Trust Company has been retained by the Company to act as registrar and transfer agent, in return for which the Company pays a monthly fee of $1,000.00. Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile, electronic transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about January 5, 2009.
INTERNET AVAILABILITY OF PROXY MATERIALS
***** IMPORTANT NOTICE *****
Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
To be Held on February 4, 2009
The Proxy Statement and Annual Report to Shareholders are available at
http://www.proxydocs.com/ktec

VOTING
          Holders of record of the Company’s Common Stock on December 5, 2008 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,257,621 shares of Common Stock outstanding and entitled to vote. A majority of outstanding shares as of December 5, 2008, or 2,628,811 shares, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder to one vote in the election of directors and on any other matter that may properly come before the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement for the Annual Meeting, but will not be counted for or against any proposal. Directors are elected by a plurality of the votes cast by holders of the shares if a quorum is present. All other matters will be approved if the number of votes cast by shareholders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors or with respect to any other matter.
PROPOSAL 1
ELECTION OF DIRECTORS
          The Board of Directors currently comprises seven directors. The directors are divided into three classes, two of which are comprised of two directors and one is comprised of three directors. One class is elected each year for a three-year term. Gary F. Locke was appointed to the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee on September 9, 2008. Mr. Locke was initially recommended by Donald A. Washburn, an independent director and Chairman of the Board’s Nominating and Corporate Governance Committee.
          The three nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors at this year’s Annual Meeting, to serve until the Annual Meeting of Shareholders in 2012 or until their respective successors are elected, are Gary F. Locke, Michael L. Shannon and Donald A. Washburn. All of the nominees for director are independent, as defined under the rules of The Nasdaq Global Market®.
          Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees.
          If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for another properly designated nominee without nomination of a substitute, or the number of directors on the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.
The Board of Directors recommends a vote FOR the election of Messrs. Locke, Shannon and Washburn.
          The following table sets forth certain information about each nominee for election to the Company’s Board of Directors, each continuing director and each executive officer who is not also a director. Stock ownership information is shown elsewhere in this Proxy Statement under the heading “Principal Shareholders — Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals. The table below sets forth the following information about the directors and officers, and four other significant employees of the Company, as of December 5, 2008: (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term

Nominees for Election
Gary F. Locke, J.D. * Δ	58	Director	2008	2009
Michael L. Shannon *[c] Δ	58	Director	2000	2009
Donald A. Washburn † * Δc	64	Director	2003	2009

Directors Continuing in Office
David M. Camp, Ph.D.	58	Director, President and Chief Executive Officer	2006	2011
Richard Lawrence † * Δ	56	Director	2007	2011
John E. Pelo †[c] Δ	52	Director	1998	2010
Charles H. Stonecipher † Δ	47	Chairman	2004	2010

Additional Officers
John C. Boutsikaris	60	Senior Vice President of Global Sales and Aftermarket	2005
James R. Brausen	54	Corporate Controller, Principal Accounting Officer	2007
John J. Ehren	48	Senior Vice President and Chief Financial Officer	2008
Craig T. J. Miller	58	Senior Vice President and General Manager of SYMETIX® Business Unit	2005
Edward A. Wagner	60	Senior Vice President of Global Operations	2008

Other Significant Employees
Richard J. Hebel	57	Chief Technology Officer	2007
Dennis T. Hopwood	59	Vice President of Human Resources	2007
James D. Ruff	45	Vice President of Research and Development	2007

†	Member of the Audit Committee

*	Member of the Compensation and Management Development Committee

Δ	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chairperson
Nominees for Election
          Mr. Locke was appointed to the board of directors in September 2008. He has been a Partner since 2005 with the law firm of Davis Wright Tremaine LLP in their China and government relations practice groups. Mr. Locke served as Governor of the State of Washington from 1997 to 2005. He served as the chief executive of King County in Washington State from 1994 to 1997, and was initially elected to the Washington State House of Representatives in 1982. From 2005 through 2008, Mr. Locke served as a member of the Board of Directors of Safeco Corporation, a property and casualty insurance company.
          Mr. Shannon has been a director of the Company since 2000. In 2006, he co-founded Concerto Development LLC, a real estate development firm. Mr. Shannon has served as principal of The General Counsel Law Firm since 1994. From 1995 to 2004, he also served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company, and was Chief Operating Officer of DNA, a developer and marketer of office furniture, from 2001 to 2003. Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.
          Mr. Washburn has been a director of the Company since 2003. He served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995. He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc., from 1997 to 1998. Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990. Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust. Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.
Directors Continuing in Office
          Mr. Camp has been a director of the Company since 2006, and has served as President and Chief Executive Officer of the Company since 2006. During 2005 and 2006, he served as a consultant with The Thomas Group, a military-oriented consulting firm, on an engagement with the U.S. Navy. From 2001 to 2005, Mr. Camp served as President of BOC Edwards Kachina, a worldwide supplier of services for advanced scientific instrumentation and systems for the semiconductor industry. He served as President and Chief Executive Officer and as a director of International Isotopes, a contract manufacturing services company for the nuclear medicine industry, from 1999 to 2001, and as Vice President and General Manager of the Microelectronics Gas Process unit of Millipore Corporation, a leader in membrane separation technology, from 1998 to 1999.
          Mr. Lawrence has served as a director of the Company since 2007. He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures. From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development with PepsiCo, Inc. He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advanced into corporate and franchise development in 1985.
          Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.
          Mr. Stonecipher has served as a director of the Company since 2004 and as the Board’s Chairman since 2007. He has served since 2008 as an investment professional with Trilogy International Partners LLC, a private investment firm. Mr. Stonecipher served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy from 2004 to 2005. He served as President and Chief Operating Officer of Advanced Digital Information Corporation from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997.
          All of the directors continuing in office other than Mr. Camp are independent, as defined under the rules of The Nasdaq Global Market.
Additional Officers
          Mr. Boutsikaris has served the Company as Senior Vice President of Global Sales and Aftermarket since 2008, and served as Senior Vice President of Sales and Marketing from 2005 to 2008. He served as Executive Vice President of Worldwide Sales and Marketing for Pemstar, Inc., a global electronic development and manufacturing services company, from 2004 to 2005. From 1992 to 2003, Mr. Boutsikaris was employed by Agilent Technologies/Hewlett-Packard, a communications, electronics, life sciences and chemical analysis company, in various capacities including Vice President of the Worldwide Channel Partner Unit from 2001 to 2003, Worldwide Manager of the Channel Partner Program from 1997 to 2001, Americas Region Manager of the Channel Partner Program from 1995 to 1997, and Major Accounts Manager from 1992 to 1995.

          Mr. Brausen joined the Company as Corporate Controller in 2006. In 2007, he was designated as Principal Accounting Officer of the Company. Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006. From 1995 to 2002, he was employed as the Corporate Controller at Fraser Papers Inc., a specialty paper company wholly owned by the publicly-traded Canadian company Nexfor, Inc.
          Mr. Ehren joined the Company in February 2008 as Senior Vice President and Chief Financial Officer. From 2004 to 2008, he served as Vice President of Global Operations of Planar Systems, Inc., a public company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications. From 1997 to 2004, Mr. Ehren held several senior-level financial officer positions with Planar, including Corporate Controller, Treasurer, and Worldwide Functional Controller. Between 1990 and 1997, he held Chief Financial Officer and Vice President of Finance and Operations positions with two privately held manufacturing companies. Mr. Ehren was employed by Ernst & Young, a public accounting firm, from 1985 to 1990, working primarily with manufacturing and software development clients.
          Mr. Miller has served the Company as Senior Vice President and General Manager of SYMETIX Business Unit since 2008. He served as Senior Vice President of Aftermarket and SYMETIX of the Company from 2007 to 2008, and Senior Vice President and General Manager of Aftermarket Business from 2005 to 2007. From 2001 to 2005, Mr. Miller served as President and Chief Executive Officer of Solance Technologies, Inc., a software startup company developing control and automation software for electronic instruments. He was employed by Fluke Corporation, a manufacturer of electronic test and measurement instruments, from 1984 to 2000, serving in various positions, including Vice President of Sales and Marketing, Vice President of Marketing, Marketing Director of the Service Tools Division, Sales and Marketing Manager for European Operations, and General Manager of Intercontinental Operations.
          Mr. Wagner joined the Company in August 2008 as Senior Vice President of Global Operations. From 2006 to 2008, he served as an operations specialist consultant for Amtech Systems, Inc., a global supplier of production and automation systems for the manufacture of solar cells and semiconductors. From 2004 to 2005, Mr. Wagner served as Vice President and General Manager of the Slider Division of Veeco Instruments, a provider of metrology and process equipment for manufacturers in the data storage, semiconductor, wireless lighting and solar industries. During 2004, he served as Intel World Wide Account Director for MEMC Electronic Materials, Inc., a global manufacturer of silicon wafers and related products for the semiconductor and solar industries. Mr. Wagner served during 2003 as President and Chief Executive Officer of Intrabay Automation, a provider of automated material handling systems and software. Between 2001 and 2003, he was employed by Credence Systems Corporation, a provider of automated test equipment to manufacturers of semiconductors, serving as Senior Vice President of Sales and Operations in 2002 and Senior Vice President and General Manager of the CMS product line division from 2001 to 2002.
Other Significant Employees
          Mr. Hebel was appointed Chief Technology Officer of the Company in 2007. From 2005 to 2007, he served as General Manager of SYMETIX, directing the start-up of the Company’s pharmaceutical business. He served as Director of Marketing and Business Development of the Company from 2003 to 2005. Between 2000 and 2003, Mr. Hebel served as Vice President of Sales and Marketing of Insight Controls, a manufacturer of machine vision inspection systems for packaging and pharmaceutical companies. Mr. Hebel was originally employed by Key Technology, Inc. in 1993, serving as Vice President of Marketing from 1993 to 1996, and as Vice President of Corporate Marketing and Business Development from 1996 to 2000.
          Mr. Hopwood joined the Company in 2007 as Director of Human Resources and, in 2008, was appointed Vice President of Human Resources. From 2003 to 2006, he served as Vice President of Human Resources for Standard Insurance Co., a publicly-traded diversified financial services organization. Mr. Hopwood served as Senior Vice President of Human Resources for Credence Systems Corporation, a provider of automated test equipment to manufacturers of semiconductors, from 2000 to 2001.
          Mr. Ruff was appointed in 2007 as Vice President of Research and Development of the Company. From 2004 to 2007, he served as Managing Director of Key Technology B.V., a subsidiary of the Company located in

Beusichem, the Netherlands. Mr. Ruff served the Company as Engineering Manager from 2002 to 2004, and as Project Engineering Manager for Specialized Conveying Systems from 1999 to 2002. Between 1996 and 1999, Mr. Ruff completed a special assignment in the Netherlands as Engineering Manager of Key Technology B.V. From 1993 to 1996, he served as Project Engineering Manager of the Company.
Meetings and Committees
          During fiscal 2008, the Board of Directors held seven meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during the period of such director’s service during fiscal 2008.
          The Board of Directors does not currently have a policy with regard to the attendance of board members at the annual meeting of shareholders. All of the current directors of the Company then-serving attended the Company’s 2008 Annual Meeting of Shareholders.
          The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of The Nasdaq Global Market. These directors are Messrs. Lawrence, Locke, Pelo, Shannon, Stonecipher and Washburn.
          The Audit Committee consists of four members: Mr. Pelo, Chairman, Mr. Lawrence, Mr. Stonecipher, and Mr. Washburn. All of the Audit Committee members are independent, as defined under the rules of The Nasdaq Global Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is provided to shareholders as Appendix A to this Proxy Statement and is available on the Company’s website at www.key.net. The function of the Audit Committee is to review the performance of and recommend to the Board of Directors the appointment of the Company’s independent registered public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to shareholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent registered public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met nine times during fiscal 2008.
          The Compensation and Management Development Committee consists of four members: Mr. Shannon, Chairman, and Mr. Lawrence, Mr. Locke and Mr. Washburn. All of the Compensation and Management Development Committee members are independent, as defined under the rules of The Nasdaq Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company’s chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation. The Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company; and considering, reviewing and granting awards under the Company’s stock incentive plans and cash bonus plans for senior executives administered by the Committee. The Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock each year up to a pre-determined aggregate number of shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment. For fiscal 2009, this number has not yet been determined. The Committee met seven times during fiscal 2008.
          The Nominating and Corporate Governance Committee consists of six members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Locke, Mr. Pelo, Mr. Shannon, and Mr. Stonecipher, all of whom are independent directors as defined under the rules of The Nasdaq Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is responsible for providing guidance and recommendations with respect to Board education and development, identifying qualified candidates who may become future members of the Board, and developing and monitoring corporate governance principles. The Committee met four times during fiscal 2008.
          The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Committee in the same manner as all other candidates.
          Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant. Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors. The Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Company does not currently employ an executive search firm, or pay a fee to any third party, to locate qualified candidates for director positions.
          A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at its principal executive offices. The submission must be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For the 2010 annual meeting, this date would be September 7, 2009. However, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.
          A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company’s books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of the Company’s Common Stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
          The Company has adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of the Company’s directors and employees, including its chief executive officer and senior financial officers. The Code of Business Conduct and Ethics is available on the Company’s website at www.key.net and will be provided without charge to any shareholder upon written request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362. The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to the Company’s shareholders.
Compensation of Directors
          Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors. During the first quarter of fiscal 2008, compensation for independent, non-employee directors was based upon an annual retainer of $50,000, consisting of $12,500 in cash and the equivalent of $37,500 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. Effective February

2008, the compensation for independent, non-employee directors was increased to an annual retainer of $80,000, consisting of $20,000 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. For fiscal year 2008, the independent directors were awarded a combined total of 9,193 shares of restricted stock. These grants vest on the first anniversary of the date of grant. All independent directors receive reimbursement of their board-related expenses.
          During the first quarter of fiscal 2008, compensation for the non-executive Chairman of the Board was based upon an annual retainer of $100,000, consisting of $62,500 in cash and the equivalent of $37,500 in restricted stock based on the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Sock Incentive Plan. Effective February 2008, the equity component was increased to the equivalent of $60,000 in restricted stock based on the current market price of the Company’s common stock on the date of grant. Effective May 2008, the cash component of the Chairman’s compensation was changed to $60,000, for a total annual retainer of $120,000.
          During the first quarter of fiscal 2008, the Chairman of the Compensation and Management Development Committee received an additional annual cash retainer of $2,500. Effective February 2008, the additional annual cash retainer for the Chairman of the Compensation and Management Development Committee was increased to $5,000. For fiscal 2008, the Chairman of the Audit Committee received an additional annual cash retainer of $5,000. The amount and composition of Board compensation is consistent with recommendations received from compensation consultants.
          During fiscal 2008, the Board of Directors adopted stock ownership guidelines for its directors. The ownership guidelines call for the non-executive board members to own shares of the Company’s common stock having a value equal to at least five times the level of the board member’s annual base cash compensation to be achieved within three years of initiation of service as a director.
          The following table provides information as to compensation for services of the non-employee directors during fiscal 2008, including compensation attributed to them in 2008 as a result of stock option grants and restricted stock awards made in prior years.
Director Compensation

	Fees
	Earned	Stock	Option
	or Paid	Awards	Awards	All Other
	in Cash	(1) (2)	(1)	Compensation	Total
Name	($)	($)	($)	($)	($)

Richard Lawrence	18,125	55,626	—	—	73,751
Gary F. Locke	5,000	1,250	—	—	6,250
John E. Pelo	23,125	52,497	—	—	75,622
Michael L. Shannon	22,500	52,497	—	—	74,997
Charles H. Stonecipher	65,625	52,497	7,242	—	125,364
Donald A. Washburn	18,125	52,497	—	—	70,622

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123(R), Share-based Payments, (“SFAS No. 123(R)”). See Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 regarding assumptions underlying valuation of equity awards. The amounts stated may not correspond to the actual value that may be recognized by the non-employee directors.

(2)	On February 6, 2008, each non-employee director then serving was awarded 1,727 shares of restricted stock, the restrictions on which lapse one year from the grant date. Upon the appointment to the Board of Directors on September 8, 2008, Mr. Locke was awarded 558 shares of restricted stock, the restrictions on which lapse one year from the grant date. The fair market values of the grants were $34.74 and $26.88 per share, respectively, calculated using the closing price reported on The Nasdaq Global Market on the grant date.

          Each of the non-employee directors owned stock options and restricted shares as of September 30, 2008 as follows:

		Restricted
Name	Stock Options	Stock

Richard Lawrence	—	1,727
Gary F. Locke	—	558
John E. Pelo	35,000	1,727
Michael L. Shannon	30,000	1,727
Charles H. Stonecipher	10,000	1,727
Donald A. Washburn	—	1,727
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          On December 1 and December 2, 2008, the Company purchased 23,325 shares of its common stock from Michael L. Shannon, an independent director of the Company. The shares were purchased under of the Company’s current stock repurchase plan at a price of $14.45 per share on December 1, and $15.43 per share on December 2, the closing price of the Company’s common stock on each day, respectively, on The Nasdaq Global Market, less $0.03 per share. The total purchase price paid to Mr. Shannon was approximately $350,000. Prior to the sale, Mr. Shannon advised the Company that the transaction was involuntary under the terms of certain financings related to Mr. Shannon’s real estate investment activities. The purchase transactions were previously approved by the Nominating and Corporate Governance Committee and the Company’s Board of Directors.
          The Company follows a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the Board of Directors.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth information, as of December 5, 2008, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Class

John C. Boutsikaris	18,108	*
James R. Brausen	4,708	*
David M. Camp	54,603	1.0
John J. Ehren	7,217	*
Dennis T. Hopwood	3,815	*
Richard Lawrence	3,389	*
Gary F. Locke	558	*
Craig T. J. Miller	24,122	*
John E. Pelo (2)	50,558	*
Michael L. Shannon (3)	123,869	2.3
Charles H. Stonecipher (4)	18,808	*
Donald A. Washburn	36,781	*
Alydar Capital, LLC (5)	561,266	10.7
222 Berkeley Street Boston, MA 02116
Bank of America Corporation (6)	598,676	11.4
NB Holdings Corporation Bank of America, National Association Columbia Management Group, Inc. Columbia Management Advisors, Inc. Banc of America Investment Advisors, Inc.
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Lafitte Capital Management LP (5)	561,246	10.7
701 Brazos, Suite 375 Austin, TX 78701
Royce & Associates, LLC (5)	338,343	6.4
1414 Avenue of the Americas New York, NY 10019
All directors and executive officers as a group (15 persons)	361,295	6.8

*	Less than 1%

(1)	Unless otherwise specified, the address for each beneficial owner is c/o Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

(2)	Includes options to purchase 35,000.

(3)	Includes options to purchase 15,000 shares. 96,675 of Mr. Shannon’s shares are pledged as collateral in connection with a business loan.

(4)	Includes options to purchase 10,000 shares.

(5)	Information is based solely on a Form 13F for the quarter ended September 30, 2008.

(6)	Information is based solely on a Schedule 13G, dated November 6, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were met during fiscal 2008.
EXECUTIVE COMPENSATION
Cash and Non-Cash Compensation Paid to Certain Executive Officers
          The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to the Company for the last two fiscal years.
Summary Compensation Table — Fiscal 2008

					Non-Equity
				Stock	Incentive Plan	All Other
	Fiscal	Salary(1)	Bonus (2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

David M. Camp	2008	275,002	0	295,887	0	10,166	581,055
President and Chief	2007	259,137	151	83,270	412,500	56,912	811,970
Executive Officer
John J. Ehren (6)	2008	132,693	0	42,338	0	78,740	253,771
Senior Vice President and Chief Financial Officer
James R. Brausen (7)	2008	144,108	0	27,245	28,928	6,727	207,008
Corporate Controller and	2007	137,751	10,151	3,393	32,068	24,904	208,267
Former Principal Financial Officer
John C. Boutsikaris	2008	217,810	0	99,403	120,236	24,052	461,501
Senior Vice President of	2007	207,729	4,795	139,312	208,280	22,905	583,021
Global Sales and Aftermarket
Craig T. J. Miller	2008	184,622	0	67,343	27,750	11,413	291,128
Senior Vice President and	2007	179,781	1,411	149,158	180,076	4,748	515,174
General Manager of SYMETIX Business Unit
Dennis T. Hopwood	2008	180,245	0	25,107	36,720	8,162	250,234
Vice President of Human Resources

(1)	Includes amounts deferred by the executive officers under the Company’s Profit Sharing and 401(k) Plan.

(2)	In fiscal 2007, all employees of the Company received a cash award, grossed up to net $100, to celebrate the Company reaching $100 million in sales. In addition, Mr. Brausen received a discretionary cash bonus of $10,000 in recognition for his service as the Company’s Principal Financial and Accounting Officer. Further, Mr. Boutsikaris and Mr. Miller received an additional payment in the amount of $4,644 and $1,260, respectively, during fiscal 2007 for payment under the 2006 cash bonus program due to a re-evaluation of performance scoring. These amounts were paid in December 2006 and were not previously disclosed in the 2007 Proxy Statement.

(3)	The amounts reflect the dollar amount recognized for financial reporting purposes, for each fiscal year ended September 30, in accordance with SFAS No. 123(R) for restricted stock awards granted pursuant to the 2003 Restated Employee’s Stock Incentive Plan and for deemed compensation resulting from the 15% discount attributed to purchases under the Restated 1996 Employee Stock Purchase Plan, the value of which is calculated using the closing price on the grant date. See the “Grant of Plan-Based Awards — Fiscal 2008” table for information on restricted stock awards made in fiscal 2008. The amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(4)	The amounts reflect the cash awards earned by the named executive officers under individual bonus incentive plans for fiscal 2008 performance as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “Grants of Plan-Based Awards — Fiscal 2008” table. The amounts for fiscal 2007 reflect the cash awards earned by the named executive officers under individual bonus incentive plans for fiscal 2007.

(5)	The table below entitled “Perquisites and Other Personal Benefits” shows the components of the amounts included for each named executive officer under the “All Other Compensation” column in the Summary Compensation Table.

(6)	Mr. Ehren was hired February 25, 2008 as Senior Vice President and Chief Financial Officer. He succeeds Mr. Brausen as the Company’s Principal Financial Officer.

(7)	Mr. Brausen was appointed Principal Financial and Accounting Officer on August 7, 2007 and served in that capacity until February 2008. He continues to serve as the Company’s Principal Accounting Officer.
Perquisites and Other Personal Benefits — Fiscal 2008

			Term Life	Profit Sharing &
		Personal and	Insurance	401(k) Plan	Relocation/
	Fiscal	Family Travel	Premium	Contributions	Moving Expense
Name	Year	($)	($)	($)	($)

David M. Camp	2008	—	774	9,392	—
	2007	—	666	6,658	49,588 (1)
John J. Ehren	2008	—	158	4,954	73,628 (2)
James R. Brausen	2008	—	414	6,313	—
	2007	—	274	2,702	21,928
John C. Boutsikaris	2008	4,727 (3)	981	18,344	—
	2007	564 (3)	666	1,441	20,234
Craig T. J. Miller	2008	—	774	10,639	—
	2007	—	666	4,082	—
Dennis T. Hopwood	2008	—	774	7,388	—

(1)	Includes $6,719 for gross-up of taxes.

(2)	Includes $23,628 for gross-up of taxes.

(3)	Includes $1,250 for gross-up of personal and spousal travel and $149 for gross-up of spousal travel for fiscal 2008 and 2007, respectively.

Grants of Plan-Based Awards — Fiscal 2008

											All other stock	Grant date
											awards:	fair value of
		Estimated future payouts under					Estimated future payouts				number of	stock and
		non-equity incentive plan awards					under equity incentive plan awards				shares of stock	option
		Threshold	Target		Maximum		Threshold	Target		Maximum	or units	awards
Name	Grant Date	($)	($)		($)		(#)	(#)		(#)	(#) (1)	($)

David M. Camp	12/12/2007	—	275,000	(2)	550,000	(2)	—	—		—	—	—
	2/6/2008	—	—		—		—	10,801	(3)	10,801	—	375,227
	10/9/2007	—	—		—		—	10,801	(4)	10,801	—	337,423
John J. Ehren	2/25/2008	—	—		—		1,203	4,811	(5)	4,811	—	168,241
	2/25/2008	—	—		—		—	2,406	(5)*	2,406	—	84,138
James R. Brausen	12/10/2007	14,464 (2)	43,392	(2)	159,103	(2)	—	—		—	—	—
	10/12/2007	—	—		—		—	—		—	1,000	31,430
	2/6/2008	—	—		—		—	—		—	750	26,055
	5/2/2008	—	—		—		—	—		—	1,000	33,270
John C. Boutsikaris	12/19/2007	—	131,166	(2)	218,610	(2)	—	—		—	—	—
	2/6/2008	—	—		—		525	2,098	(5)	2,098	—	72,885
	2/6/2008	—	—		—		—	2,049	(5)*	2,049	—	71,182
Craig T. J. Miller	12/4/2007	—	92,500	(2)	185,000	(2)	—	—		—	—	—
	2/6/2008	—	—		—		444	1,775	(5)	1,775	—	61,664
	2/6/2008	—	—		—		—	888	(5)*	888	—	30,849
Dennis T. Hopwood	12/10/2007	—	73,440	(2)	183,600	(2)	—	—		—	—	—
	2/6/2008	—	—		—		441	1,762	(5)	1,762	—	61,212
	2/6/2008	—	—		—		—	881	(5)*	881	—	30,606

(1)	These awards are service-based restricted stock awards granted under the Company’s 2003 Restated Employee’s Stock Incentive Plan and will vest on the third anniversary of the date of grant.

(2)	The threshold, target and maximum values are calculated based on certain percentages of the executive’s annual base salary. The percentages and formulas are described below in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	This award is a performance-based restricted stock award granted to Mr. Camp pursuant to commitments made at the time of hire as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement and represents the second of three annual grants. This award will vest based on financial performance criteria measured over a three-year period ending September 30, 2010.

(4)	This award is a service-based restricted stock award granted to Mr. Camp pursuant to commitments made at the time of hire as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement and represents the second of three annual grants. This award will vest one-third each year beginning September 30, 2008.

(5)	These awards are the 2008 equity incentive restricted stock awards granted to the named executive officers under the Company’s 2003 Restated Employee’s Stock Incentive Plan as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement. In total, each award is valued at 50% of the executive’s annual base salary, with the exception of Mr. Ehren whose award is valued at 100% of his annual base salary and was granted per the terms of his initial employment. Two-thirds of these shares are performance-based restricted stock, the restrictions on which lapse on December 15, 2010 upon the Company achieving certain pre-determined financial performance goals related to revenue and earnings growth over a three-year period compared to the fiscal year preceding the grant date. The remaining one-third of the shares are service-based restricted stock awards and will vest based on continued employment in three equal annual installments beginning October 1, 2008, with the exception of Mr. Ehren whose restrictions lapse annually beginning February 25, 2009. The service-based shares are denoted with an asterisk (*). The service-based award for Mr. Boutsikaris includes an additional 1,000 shares of service-based restricted stock granted to him for exceeding 100% of his fiscal 2007 cash bonus program goals.
Stock Incentive Compensation for the Chief Executive Officer
          Pursuant to commitments made at the time of hire, the Chief Executive Officer is entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment. The commitment to the annual grant amount was equal in value to 100% of Mr. Camp’s annual base salary of $275,000 based on the fair market value of the Company’s Common Stock on the date of the commencement of employment.

Fifty percent of each annual restricted share grant will vest based on continued employment, in three equal annual installments, and 50% of each annual restricted share grant will vest based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant. It is anticipated that beginning in fiscal year 2010, annual restricted stock grants will be awarded to Mr. Camp, with the size of the award targeted at 100% of his base salary.
Activity Prior to Fiscal 2008
          During fiscal 2008, final payouts on prior performance-based and time-based restricted stock awards under a prior plan were made. The amounts recognized for financial reporting purposes are reflected in the “Summary Compensation Table — Fiscal 2008” above.
          In past years, the Compensation Committee or the Board of Directors had from time to time also awarded stock options to executive officers and key employees under the Stock Incentive Plan and predecessor plans. Beginning with the 2006 fiscal year, the Compensation Committee determined that equity incentive awards should primarily be granted in the form of shares of restricted stock. The Compensation Committee determined to switch from stock options to restricted stock for a number of reasons, but some of the more important reasons were that (i) restricted stock awards provide a more predictable form of compensation and do not reward short-term price fluctuations in the price of the Company’s Common Stock that many critics have argued is inherent in stock options, (ii) restricted stock awards reduce dilution to the Company’s shareholders because the Company can provide a long-term incentive award having the same relative value as a stock option award using fewer shares, and (iii) due to changes in accounting rules under SFAS No. 123(R), stock options no longer receive preferential financial accounting treatment relative to restricted stock awards.
          None of the named executive officers have ever been granted stock options. The following table reflects previously granted and outstanding restricted stock awards.
Outstanding Equity Awards At 2008 Fiscal Year-End

	Option Awards				Stock Awards
								Equity		Equity
								incentive plan		incentive plan
								awards:		awards: payout
	Number of	Number of						Number of		value of
	securities	Securities					Market value	unearned		unearned
	underlying	underlying			Number of		of shares or	shares, units or		shares, units,
	unexercised	unexercised	Option		shares or units		units of stock	other rights		or other rights
	options	options	exercise	Option	of stock that		that have not	that have not		that have not
	(#)	(#)	price	expiration	have not vested		vested	vested		vested
Name	exercisable	unexercisable	($)	date	(#)		($)	(#)		($) *

David M. Camp	—	—	—	—	—		—	10,801	(1)	255,984
	—	—	—	—	—		—	3,601	(2)	85,344
	—	—	—	—	—		—	7,201	(3)	170,664
	—	—	—	—	—		—	10,801	(4)	255,984
John J. Ehren	—	—	—	—	—		—	4,811	(5)	114,021
	—	—	—	—	—		—	2,406	(6)	57,022
James R. Brausen	—	—	—	—	1,000	(7)	23,700	—		—
	—	—	—	—	1,000	(8)	23,700	—		—
	—	—	—	—	750	(9)	17,775	—		—
	—	—	—	—	1,000	(10)	23,700	—		—
John C. Boutsikaris	—	—	—	—	—		—	2,098	(11)	49,723
	—	—	—	—	—		—	2,049	(12)	48,561
Craig T. J. Miller	—	—	—	—	—		—	1,775	(11)	42,068
	—	—	—	—	—		—	888	(12)	21,046
Dennis T. Hopwood	—	—	—	—	—		—	1,762	(11)	41,759
	—	—	—	—	—		—	881	(12)	20,880
	—	—	—	—	1,250	(13)	29,625	—		—

*	The market value of the restricted stock awards as to which restrictions have not lapsed is calculated by multiplying the number of shares by the closing price of the Company’s common stock at September 30, 2008, which was $23.70.

Vesting Schedule for Outstanding Unvested Stock Awards

Note	Grant Dates	Incremental Vesting Dates
(1)	9/27/2006	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2009 based on continued employment and the achievement of certain performance criteria.

(2)	9/27/2006	Restrictions lapse on September 30, 2009 based on continued employment.

(3)	10/09/2007	Restrictions lapse on 3,600 and 3,601 shares on September 30, 2009 and September 30, 2010, respectively, based on continued employment.

(4)	2/6/2008	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2010 based on continued employment and the achievement of certain performance criteria.

(5)	2/25/2008	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2010 based on continued employment and the achievement of certain performance criteria.

(6)	2/25/2008	Restrictions lapse in equal annual increments over a three-year period beginning February 25, 2009 based on continued employment.

(7)	2/7/2007	Restrictions lapse on February 7, 2010 based on continued employment.

(8)	10/12/2007	Restrictions lapse on October 12, 2010 based on continued employment.

(9)	2/6/2008	Restrictions lapse on February 6, 2011 based on continued employment.

(10)	5/2/2008	Restrictions lapse on May 2, 2011 based on continued employment.

(11)	2/6/2008	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2010 based on continued employment and the achievement of certain performance criteria.

(12)	2/6/2008	Restrictions lapse in equal annual increments over a three-year period beginning October 1, 2008 based on continued employment.

(13)	3/19/2007	Restrictions lapse on March 19, 2010 based on continued employment.
Stock Options Granted to Certain Executive Officers during Fiscal 2008
          During fiscal 2008, no options for the purchase of the Company’s Common Stock were awarded to the Company’s named executive officers.
Vested Stock Awards during Fiscal 2008
          The following table shows the lapse of restrictions on shares of restricted stock held by each of the named executive officers during fiscal 2008 along with the aggregate dollar value realized on such lapse based on the market price of the Company’s Common Stock at the date of the lapse of restrictions.
Option Exercises and Stock Vested — Fiscal 2008

	Option Awards		Stock Awards
	Number of		Number of
	shares	Value	shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)

David M. Camp	—	—	7,200	170,640
John J. Ehren	—	—	—	—
James R. Brausen	—	—	—	—
John C. Boutsikaris	—	—	25,450	859,039
Craig T. J. Miller	—	—	25,450	906,789
Dennis T. Hopwood	—	—	—	—

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation
          The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight and design of compensation programs for the Company’s senior management. The Compensation Committee is composed only of independent, non-employee members of the Board of Directors. The Compensation Committee, with input from the Board of Directors, is responsible for establishing performance goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation. The Compensation Committee reviews and considers recommendations made by the Chief Executive Officer in determining the compensation of the other named executive officers. Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s stock incentive plans and cash incentive plans for senior executives.
Background
          The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company. Historically, the Compensation Committee has not retained compensation consultants to review the Company’s executive compensation policies or survey compensation paid by comparable companies, and no compensation consultant was retained with respect to fiscal 2008 or any prior year. Instead, the Compensation Committee has conducted an annual review of compensation for the named executive officers. In making compensation decisions, the Chief Executive Officer and Compensation Committee have historically considered the Company’s financial performance, as well as the experience level and contributions of the individual executive officer, the role and responsibilities of the executive officer, and other factors. The goal has been to provide reasonable and fair compensation with appropriate incentives that are sufficient to recruit and retain executive employees with the skill, background and experience to lead the Company and to achieve the goals set by the Chief Executive Officer and the Board of Directors.
Compensation Philosophy and Objectives
     The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:
•	Compensation should be related to performance. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, with a material portion of an executive’s potential annual cash compensation at risk if Company and individual performance objectives are not achieved.

•	Compensation should serve to encourage executives to remain with the Company. The Company’s executive compensation program components are designed to retain talented executives. The Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value. A significant element of the executive compensation program, therefore, is long-term stock-based incentive compensation plans with awards that vest on a rolling basis over periods of several years. As part of the retention objective, the Committee believes that compensation should include a meaningful stock component to further align the interests of senior management with our shareholders.

•	Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth. The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives. At the same time, the Committee believes that compensation should be set at reasonable and fiscally responsible levels.

Elements of Compensation
          The compensation program for named executive officers consists of (i) annual base cash compensation, (ii) annual performance-based cash compensation, (iii) long-term awards of restricted stock, and (iv) other executive benefits. A discussion of each element follows.
Annual Base Cash Compensation
          The Company provides the named executive officers with annual base cash compensation (“base salary”) at levels which generally are less than half the potential total annual cash compensation if the Company’s performance objectives for that year are substantially exceeded. Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including general economic conditions, cost of living changes, executive performance, Company performance and perceived changes in market rates of pay for comparable executives. Base salary ranges for named executive officers are designed to account for different experience, responsibilities and performance levels.
Annual Performance-Based Cash Compensation
          The Company’s annual performance-based cash compensation program is designed to tie executive compensation to the Company’s performance and for fiscal 2008 contained three elements: (1) an objectively determined portion awarded upon the Company achieving certain financial performance goals for that year; (2) an individual incentive portion tied to the performance of certain aspects of the Company’s business within the executive’s area of responsibility; and (3) a graduated supplemental incentive based on the Company exceeding its financial performance goals. Annual performance-based cash payments for a given year are approved by the Compensation Committee in the first quarter of the following year after a review of the previous fiscal year’s financial performance. Beginning in fiscal 2009, a fourth element was added to allow the Chief Executive Officer to make a discretionary cash bonus award to the other named executives, based on subjective factors, in an amount up to 10% of the named executive officer’s base salary. Additionally, some or all of performance-based cash compensation for an executive may be at risk if the annual cost budget in the executive’s area of responsibility is exceeded by 10% or more.
          A target level, which determines the percentage of the named executive officer’s base salary that may be earned as performance-based cash compensation for the fiscal year, is established by the Compensation Committee for each named executive officer prior to the commencement of the fiscal year. With the exception of the Chief Executive Officer, the Chief Financial Officer and Mr. Brausen, the target level for all named executive officers for fiscal 2008 varied from 10% to 20% of base salary based on the achievement of a targeted earnings goal for the Company, and 20% to 40% of base salary based on achievement of performance goals within the particular executive’s area of responsibility. The target bonus percentage may vary somewhat year to year depending on the value of specific annual objectives and goals. The Chief Executive Officer’s target level of performance-based cash compensation for fiscal 2008 was 100% of base salary in accordance with the terms of his employment established at the initiation of his employment with the Company.
          The Chief Executive Officer’s base salary, cash bonus and stock incentive compensation are higher than that of the other individual named executive officers due to the increased level of his responsibility. The Compensation Committee does not believe that the differences in cash incentive compensation during the past year among the other executive officers are material.
          The Compensation Committee has determined that annual net earnings is the primary appropriate measure of financial performance by which to link annual cash incentive compensation to Company performance. The Compensation Committee establishes financial targets for the Company for each fiscal year either at the beginning of the year or in the fourth quarter of the preceding fiscal year, with an emphasis on net earnings, based on the Company’s business plan for the year. The business plan is developed and proposed by management, but is subject to review and final approval by the Board of Directors.

          In addition to the earnings-based element, the second element of the named executive officer’s annual performance-based cash compensation is based on an individual incentive plan designed to place a percentage of the executive’s total annual cash compensation at risk to encourage achievement against measured quantitative goals within the executive’s area of responsibility. For fiscal 2008, all of the named executive officers except for the Chief Executive Officer, the Chief Financial Officer and Mr. Brausen participated in individual annual performance-based cash compensation incentive plans tied to a specific area of Company financial performance. Mr. Boutsikaris was eligible to earn additional annual performance-based cash compensation equal to 40% of his annual base salary if the Company’s new orders met or exceeded a budgeted target amount involving specific objectives related to bookings, factory margins and sales expenses per order dollar. Mr. Miller was eligible to earn additional annual performance-based cash compensation equal to 30% of his annual base salary if the Company’s aftermarket and SYMETIX factory margin and SYMETIX contribution met or exceeded a budgeted target amount. Mr. Hopwood was eligible to earn additional annual performance-based cash compensation equal to 20% of his annual base salary by achieving certain specific recruiting objectives. For fiscal 2008, Mr. Ehren was not eligible to participate in any cash incentive plan due to the timing of his hire and terms of employment. In fiscal 2009, he will participate in the same performance-based cash compensation program as the other named executive officers.
          The third portion of the named executive officer’s annual performance-based cash compensation is in the form of a supplemental incentive cash bonus for Company performance in excess of targeted achievement levels. With the exception of Mr. Camp, Mr. Ehren and Mr. Brausen, each officer is eligible to receive an additional graduated bonus amount to the extent the Company exceeds its net earnings target or the pre-established quantitative goal for the individual executive’s area of responsibility, in each case by not less than 10%, up to a maximum supplemental bonus amount such that the total cash bonus could equal 100% of the officer’s base salary, and potentially in excess of 100% for performance substantially in excess of goals and if approved at the discretion of the Compensation Committee. The Compensation Committee has the discretion to award a supplemental incentive cash bonus to Mr. Camp up to a maximum supplemental bonus amount such that the total annual performance-based cash compensation could equal 200% of his base salary. The supplemental incentive cash bonus for Mr. Camp is based solely upon the Company exceeding its pre-established earnings goal for the year.
          For fiscal 2008, the Company did not exceed the net earnings objective but certain other performance measures established by the Compensation Committee for senior management incentive pay were met, and as a result an aggregate total of $213,634 of performance-based cash compensation was awarded to the named executive officers. The following table states the fiscal 2008 annual performance-based cash compensation awarded to each named executive officer:

			Cash Bonus	Supplemental
		Cash Bonus	Awarded for	Incentive
		Awarded for	Company	Cash Bonus
		Target	Performance in	Awarded for	Total Cash
	Annual Base	Earnings	Area of	Exceeding	Bonus
Name	Compensation	Achievement	Responsibility	Target	Awarded

David M. Camp	$275,000	$0	N/A	$0	$0

John J. Ehren	$230,000	N/A	N/A	N/A	N/A

James R. Brausen	$144,639	$28,928	N/A	$0	$28,928

John C. Boutsikaris	$218,610	$0	$54,653	$65,583	$120,236

Dennis T. Hopwood	$183,600	$0	$36,720	$0	$36,720

Craig T.J. Miller	$185,000	$0	$27,750	$0	$27,750
Annual Performance Based Cash Compensation for Fiscal 2009
          The Company’s annual performance-based cash compensation program for fiscal 2009 has been established based on the Company’s business plan for the year and the criteria as described above. The Compensation Committee believes that the goals it sets in connection with the determination of performance-based cash compensation should be aggressive, relative to Company performance in prior years, industry conditions and other factors, emphasizing overall financial performance and, in particular, net earnings.
Stock Incentive Compensation
          The Compensation Committee believes that incentives tied to stock ownership by executive officers and key employees are the most important component of total compensation. The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of executive officers with those of the Company’s shareholders. All named executive officers other than Mr. Brausen participate in the restricted stock awards. The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled. If the criteria for unrestricted ownership are achieved, the restrictions lapse.
          Beginning in 2008, the Compensation Committee began awarding annual grants of restricted stock to executive officers. One-third of the shares awarded under the annual grant of restricted stock are subject to time-based vesting requirements. Two-thirds of the shares awarded under the annual grant are subject to Company achievement of specified financial performance criteria. The restrictions on the annual grants of restricted stock lapse on a rolling basis over three years as described below. With the exception of the Chief Executive Officer, each participating executive officer will receive in fiscal 2009 a grant of restricted stock valued at between 80% and 125% of the executive’s base salary on the date of grant.
          The lapse of the restrictions on one-third of each of the awards of restricted stock (the “time-vested shares”) is contingent upon the continued employment of the executive for the three-year period ending September 30, 2011, vesting in equal annual increments each year during the three-year period, subject to acceleration in certain circumstances in the event of termination of employment prior to such date. The lapse of the restrictions on the remaining two-thirds of the restricted stock (the “performance shares”) is contingent upon the Company achieving certain pre-determined financial performance criteria related to revenue and earnings growth during the three-year period as set by the Compensation Committee. The Company must also meet goals for return on capital used to achieve its revenue and earnings objectives. The restrictions are intended to lapse after three years, subject to achievement of the performance criteria and continued employment.
Other Benefits and Perquisites
          The philosophy of the Company is not to provide material perquisites to its named executive officers. Executive officers are eligible to participate in the Company’s 401(k) plan and Restated 1996 Employee Stock Purchase Plan, and receive similar health, dental and insurance benefits as are available to other employees of the Company.
Other Compensation Matters
Change in Control and Severance Arrangements
          Pursuant to commitments made at the time of hire, if Mr. Camp’s employment with the Company is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s base salary. In the event that a transaction occurs in which substantially all of the Company’s assets or 50% or more of its stock is acquired in one or more related transactions, the restrictions on all shares of restricted stock previously awarded to Mr. Camp will immediately lapse. The purpose of the change in control and severance arrangement is to facilitate Mr. Camp’s continued service with the Company.
          For purposes of Mr. Camp’s severance arrangement, cause is defined to mean (i) a material breach by Mr. Camp of his obligations to perform the duties of his position, other than as a result of incapacity due to physical or mental illness, which is demonstrably willful and deliberate on his part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of a written notice from the Company specifying such breach or (ii) the conviction of Mr. Camp (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Mr. Camp’s ability to perform substantially his duties for the Company.
          During fiscal 2008, the Company entered into a severance agreement with Mr. Ehren that was established in accordance with the terms of his recruitment and initial employment. Pursuant to the terms of this agreement, if his employment terminates for reasons other than for cause at any time during his first 12 months of employment, he will receive severance in an amount equal to six months salary payable over a six-month period, subject to withholding taxes, and the Company will also pay all COBRA contributions in order to continue his elected medical and dental coverage for a period of twelve months following termination of his employment.
Tax Considerations
          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” At the Company’s 2008 Annual Meeting, its shareholders approved an amendment to the Company’s 2003 Restated Employees’ Stock Incentive Plan related to the establishment of performance goals for performance-based awards of restricted stock. The approval of this amendment meets one of the criteria the IRS requires for the Company to be able to exempt compensation attributed to performance-based awards of restricted stock from the limitations on tax deductible compensation expense of Section 162(m). The Company did not pay any compensation during fiscal 2008 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes.
Stock Ownership Guidelines
          As noted above, part of the Compensation Committee’s compensation philosophy is to align the interests of its named executive officers with those of the Company’s shareholders. During fiscal 2008, the Board of Directors adopted stock ownership guidelines for its named executive officers. The ownership guidelines call for the Chief Executive Officer to own shares of the Company’s Common Stock having a value equal to at least four times his base salary. The ownership guidelines call for the Chief Financial Officer to own shares of the Company’s Common Stock having a value equal to at least three times his base salary. The ownership guidelines call for all other named executive officers who are Senior Vice Presidents or Vice Presidents of the Company to own shares of the Company’s Common Stock having a value equal to at least two and one times, respectively, of their respective base salaries. The Chief Executive Officer and each other executive officer have four years from the date of their respective appointment to attain their target share ownership.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
          The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference into future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on that review and discussion, the Compensation and Management Development Committee has recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the 2009 Annual Meeting and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

          Submitted on December 12, 2008 by the Compensation and Management Development Committee of the Board.
Respectfully submitted,
Michael L. Shannon, Chairman
Richard Lawrence
Gary F. Locke
Donald A. Washburn
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
Report of the Audit Committee of the Board of Directors
          The information contained in this report shall not be deemed to be soliciting material, or to be filed with, the Securities and Exchange Commission or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into future filings with the Securities and Exchange Commission except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          The Audit Committee of the Board of Directors comprises four non-employee directors who meet the independence standards of The Nasdaq Global Market. The members of the Audit Committee are John E. Pelo, Chairman, Richard Lawrence, Charles H. Stonecipher and Donald A. Washburn. The Board has determined that Mr. Pelo qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is provided to shareholders as Appendix A to this Proxy Statement and is available on the Company’s website at www.key.net. Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accountants (the “public accountants”). The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.
          Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
          In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company’s public accountants. The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
          The Company’s public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company’s public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s public accountants were compatible with maintaining the independence of such public accountants.
          Based upon the Audit Committee’s discussion with management and the public accountants and the Audit Committee’s review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.

          For fiscal year 2008, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting, and the Company’s public accountants provided the Audit Committee with their related report.
          In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.
          Submitted on December 12, 2008 by the Audit Committee of the Board.
Respectfully submitted,
John E. Pelo, Chairman
Richard Lawrence
Charles H. Stonecipher
Donald A. Washburn
Fees Paid to Grant Thornton LLP
          The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2008 and 2007, respectively.

	FY 2008	FY 2007
Audit Fees	$455,000	$583,394
Audit-Related Fees	0	0
Tax Fees	13,500	9,170
All Other Fees	0	0

Totals	$468,500	$592,564
          “Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2008 and 2007 and with the audit of internal control over financial reporting for the years ended September 30, 2008 and 2007, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings. “Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad. All of the services described above were approved by the Audit Committee.
          The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for specific types of permitted services. The policy requires specific pre-approval of all permitted services. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
          The Audit Committee of the Board of Directors has selected Grant Thornton LLP as independent registered public accountants to audit the consolidated financial statements and the internal control over financial reporting of the Company for the fiscal year ending September 30, 2009.
          Grant Thornton LLP acted as independent registered public accountants for the Company for fiscal 2008. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement, and be available to respond to appropriate questions.
          Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2009.
The Board of Directors recommends a vote FOR ratification of the selection of
Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2009.
OTHER BUSINESS
          Management knows of no other matters that will be presented for action at the 2009 Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.
          Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company’s Restated Bylaws. For business to be properly brought before the 2009 Annual Meeting by a shareholder, notice of the proposed business must have been received by the Secretary of the Company at the Company’s principal executive office in writing on or before the close of business on September 6, 2008. The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
          To be eligible for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing such proposals, be received not later than September 7, 2009 by the Secretary of the Company at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.
          Any shareholder proposals intended to be presented at the 2010 Annual Meeting of Shareholders but not included in the proxy materials must comply with the Company’s Amended and Restated Bylaws, effective May 7, 2008. Under the Amended and Restated Bylaws, notice of the proposed business must also be given to the Secretary of the Company in writing on or before the close of business on September 7, 2009. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the matter, (b) the proposing shareholder’s name and record address, (c) the class or series and the number of shares of the Company that the shareholder beneficially owns, (d) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (e) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting. If the written notice relates to a shareholder nomination of any person to stand for election to the Board, please see page 7 of this Proxy Statement for additional information required to be included in the shareholder’s written notice.

          Any shareholder or other interested party desiring to communicate with the Board of Directors, or one or more members, or a particular committee, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362. The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.
Householding of Proxy Materials
          In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, shareholders who share the same address will receive only one copy of the Company’s proxy materials and annual report, unless one or more of these shareholders notifies the Company that he or she wishes to receive individual copies.
          If you share an address with another shareholder and received only one copy of the Company’s proxy materials and annual report and would like to request your own copy, please contact American Stock Transfer & Trust Company at 800-937-5449. You may also contact the Company or AST if you received multiple copies of the proxy materials and annual report and would prefer to receive a single copy in the future.
          It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.
          A copy of the Company’s 2008 Annual Report on Form 10-K is available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.
By order of the Board of Directors,
Ronald L. Greenman
Secretary
Dated: January 5, 2009

APPENDIX A
Key Technology, Inc.
AUDIT COMMITTEE CHARTER
The Audit Committee of the Board of Directors of Key Technology, Inc. (the “Company”) is appointed by the Board to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing and reporting practices of the Company and to carry out such other duties as directed by the Board. This Charter of the Audit Committee supplements the provisions of Article 2, Section 12 of the Company’s Amended and Restated Bylaws and further defines the role, authority and responsibility of the Audit Committee.
Number of Members and Appointment
The Audit Committee shall be composed of no fewer than three members of the Board of Directors, all of whom shall qualify as independent directors. The Board of Directors shall annually appoint members of the Audit Committee. Vacancies shall be filled by the Board of Directors.
Qualifications of Members
Appointments to the Audit Committee shall be consistent with the standards for determining independence and financial literacy promulgated by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”), or such other national securities exchange as shall be the principal market for trading of the Company’s securities.
Each member of the Audit Committee shall be a Director who is able to read and understand the fundamental financial statements of the Company and its subsidiaries, including balance sheets, income statements and cash flow statements. At least one member of the Audit Committee shall have accounting or related financial management expertise, which may include employment experience in finance or accounting, certification in accounting, or any other comparable experience, including being, or having been, a chief executive officer or other senior officer with financial oversight responsibilities. No member of the Audit Committee shall have participated in preparing the financial statements of the Company or any of its subsidiaries in the past three years.
Members of the Audit Committee shall be free from any relationship to the Company or its subsidiaries that, in the judgment of the Board of Directors, would interfere with the exercise of their independent judgment. Other than in their capacity as members of the Board of Directors, no member of the Audit Committee shall be an affiliate, employee or officer or director of the Company or accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries.
Meetings, Quorum, Informal Actions, Minutes
The Audit Committee shall meet on a regular basis, but not less than quarterly. Special meetings may be called by the Chair of the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum. Formal action of the Audit Committee shall require the concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present). Written minutes shall be kept of all formal meetings of the Committee.
The Audit Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.
Members of the Audit Committee may meet periodically with officers or employees of the Company and its subsidiaries and the Company’s independent auditor, and may conduct informal inquiries and studies without the necessity of formal meetings. The Audit Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions as, for example, review of press releases announcing results of operations.
Responsibilities
The Audit Committee has the ultimate authority and responsibility to appoint, determine funding for, evaluate and, where appropriate, replace the Company’s independent auditor. ''The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.
The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de-minimus exceptions for non-audit services permitted by statute.
The Audit Committee shall oversee the independence and performance of the Company’s independent auditor. The Committee shall ensure that the independent auditor periodically submits to the Audit Committee a formal written statement delineating all relationships between the independent auditor and the Company and shall engage in an active dialogue with the independent auditor with respect to any disclosed relationships or services that may affect the auditor’s independence or objectivity.
At least annually, the Audit Committee shall obtain and review a report from the independent auditor regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding year respecting one or more independent audits carried out by the firm and (c) any steps taken by the independent auditor to deal with any such issues.
Without limiting the generality of the foregoing, the Audit Committee shall, to the extent it deems necessary or appropriate:
Oversight of Financial Statement and Disclosure Matters
•	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

•	Review and discuss quarterly reports from the independent auditor on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of using such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special procedures adopted in light of material control deficiencies.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with management the Company’s earnings press releases, including any use of “pro forma” or “adjusted” financial data, as well as financial information and earnings guidance provided to analysts.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification and attestation processes in connection with the Company’s Form 10-K and Form 10-Q’s about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any inappropriate conduct involving management or other employees who have a significant role in the Company’s internal controls, and periodically review the processes established by management to meet the Company’s obligations with respect to internal controls.

•	Review with management and the independent auditor changes in accounting standards or rules proposed by the Financial Accounting Standards Board or the SEC that may affect the Company’s financial statements, including any off-balance sheet arrangements.

•	Annually prepare and submit a report to be included in management’s proxy statement to shareholders in connection with the annual meeting of shareholders recommending to the Board of Directors the inclusion of the Company’s audited financial statements in the Company’s Form 10-K.

•	Discuss with management, the independent auditor, and the other advisors to the Company, as applicable, any correspondence with regulators or governmental agencies, any published reports, and any events or other matters that may raise material issues regarding the Company’s financial statements or accounting policies.
Oversight of the Company’s Relationship with the Independent Auditor
•	Review the compensation and oversee the work of the independent auditor.

•	Review the scope of the proposed audit to be performed with respect to the Company’s financial statements in the context of the Company’s particular characteristics and requirements.

•	Require a letter from the independent auditor concerning significant weaknesses or breaches of internal controls encountered during the course of the audit, if any.

•	Review and discuss with the independent auditor the written disclosures provided by the independent auditor as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

•	Based on reports supplied by the independent auditor at least annually, evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditor’s independence, and taking into account the opinions of management.

•	At least annually, meet privately with the independent auditor in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures.

•	Review the rotation of the audit partners when and as required by applicable law, and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	Establish and periodically review policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
Other Responsibilities
•	Report the Committee’s activities and conclusions to the full Board of Directors on a regular basis.

•	Review and assess the adequacy of this Charter on a periodic basis as appropriate.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Obtain reports from management and the independent auditor that the Company and its subsidiaries conform to applicable legal requirements, including the requirements of the Foreign Corrupt Practices Act (the “FCPA”), and the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations, including the FCPA, and with the Company’s Code of Business Conduct and Ethics.

•	Obtain annually from the independent auditor assurances that Section 10A(b) (illegal acts) of the Securities Exchange Act has not been implicated.
Committee Resources
The Audit Committee is authorized, without board approval, to employ the services of such counsel, consultants, experts and personnel, including persons already employed or engaged by the Company, as the Committee may deem reasonably necessary to enable it to fully perform its duties and fulfill its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (a) compensation to the independent auditor, (b) compensation to any advisors employed by the Audit Committee, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate to carry out its duties.
Limitation on Audit Committee’s Role
While the Audit Committee has the authority and responsibilities set forth in this Charter, it is not the Audit Committee’s duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
Adopted by the Board of Directors
September 8, 2008

PROXY
KEY TECHNOLOGY, INC.
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders, February 4, 2009
The undersigned hereby appoints David M. Camp and John J. Ehren, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 4, 2009, and any adjournment or postponement thereof. Either of the designated proxies, or any duly appointed substitute present at the meeting, may exercise all powers granted hereby.
(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

Please mark	X
your votes
as indicated in
this example.

	FORnominees	WITHHOLD AUTHORITY
	listed (except	to vote for
	as withheld)	nominees listed
DIRECTORS	☐	☐
1 - PROPOSAL TO ELECT GARY F. LOCKE, MICHAEL L. SHANNON AND DONALD A. WASHBURN AS DIRECTORS. (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE OUT THAT NOMINEE’S NAME ABOVE.)

	FOR	AGAINST	ABSTAIN
PROPOSALS	☐	☐	☐
2 - PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2009 FISCAL YEAR.
The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made, this proxy will be voted for the election of the nominees for director and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.
Please mark, date, sign and return this proxy in the enclosed envelope.

Signature(s)	Dated:	, 2009

Please sign above exactly as your name or names appear on this card. If more than one name appears, all should sign. Persons signing as executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title.

FOLD AND DETACH HERE